UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2009

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of principal executive offices)

Registrant’s telephone number, including area code +8610 8216 6688

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On January 9, 2009, AsiaInfo Holdings, Inc. (the “Company”) issued a press release to adjust its net income guidance and raise its net revenue guidance for the quarter ended December 31, 2008.

The Company revised fourth quarter 2008 guidance for net income per basic share to a range of US$0.03 to US$0.04, compared to previously announced guidance of US$0.14 to US$0.16 per basic share. The Company also raised its fourth quarter 2008 net revenue guidance to US$48 million to US$51 million, compared to previously announced guidance of US$47 million to US$48 million.

As of December 31, 2008, the Company recognized US$4.6 million non-cash impairment charge to net income related to its short-term investments in certain stock funds. The Company reviews its short-term investments to determine whether any differences between cost and fair value are other-than-temporary impairment in accordance with FASB Staff Position SFAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP 115-1”) and SEC Staff Accounting Bulletin Topic 5M, “The Meaning of Other-Than-Temporary Impairment of Certain Investments in Debt and Equity Securities”.

As of December 31, 2008, the Company also recognized a US$2 million impairment on long-term investments, representing the decline in fair value of the Company’s 5% equity stake in Hinge Software Company Limited, a Shanghai-based provider of business intelligence software solutions. The Company reviews long-term investments for impairment whenever events or changes in circumstances indicate that the carrying value of such investments may no longer be recoverable.

The Company’s press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press release dated January 9, 2009, updating the Company’s earnings guidance for the quarter ended December 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: January 9, 2009	/s/ Eileen Chu
	Name:	Eileen Chu
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated January 9, 2009, updating the Company’s earnings guidance for the quarter ended December 31, 2008.